SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

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UNISYS CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Unisys Corporation
Unisys Way
Blue Bell, PA 19424-0001
March 16, 2005
Dear Fellow Stockholder:
      It is my pleasure to invite you to the Unisys 2005 Annual Meeting of Stockholders. This year’s meeting will be held on Thursday, April 21, 2005, at The Hilton Inn at Penn, which is located at 3600 Sansom Street in Philadelphia, Pennsylvania. The meeting will begin at 9:30 a.m.
      2004 was a difficult year for Unisys. As we continued our evolution to a services-led solutions provider, we encountered challenges in the market and in our own business execution. These challenges impacted our revenue and profitability, resulting in lower-than-expected financial results for 2004. This performance was particularly disappointing given the track record of earnings growth and consistency that we had established coming into the year. But by addressing our execution issues and making changes in our business model, we have learned from the lessons of 2004 and emerged stronger as a result. Although we still have challenges to work through, we are optimistic about our opportunities for profitable growth and believe that we’re well positioned to begin a new record of earnings growth and consistency in 2005. We are fortunate to have Joseph W. McGrath, who assumed the role of President and Chief Executive Officer on January 1, 2005, leading us in this. Joe has been instrumental in our company’s transformation over the past five years, and we believe he is superbly qualified to lead Unisys to the next level of success.
      Whether or not you plan to attend the annual meeting, I urge you to take a moment to vote on the items in this year’s proxy statement. Most stockholders have a choice of voting their shares over the Internet, by telephone, or by completing, signing, and returning a proxy card. Voting by any of these means takes only a few minutes, and it will ensure that your shares are represented at the meeting. If you vote over the Internet, you will also be given the opportunity to access future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. Electronic access saves the company the cost of producing and mailing these documents. I encourage you to take advantage of it.
      I look forward to seeing you at the annual meeting, where you will hear about our results for 2004 and our priorities for 2005.

Sincerely,

Lawrence A. Weinbach
Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
April 21, 2005
       Unisys Corporation will hold its 2005 Annual Meeting of Stockholders at The Hilton Inn at Penn, 3600 Sansom Street, Philadelphia, Pennsylvania, on Thursday, April 21, 2005, at 9:30 a.m. to:

1. elect four directors;

2. ratify the selection of the Company’s independent registered public accounting firm for 2005; and

3. transact any other business properly brought before the meeting.
      Only record holders of Unisys common stock at the close of business on February 28, 2005 will be entitled to vote at the annual meeting.

By Order of the Board of Directors,

Nancy Straus Sundheim
Senior Vice President, General Counsel
and Secretary
Blue Bell, Pennsylvania
March 16, 2005
Important
Your vote is important. Most stockholders will have a choice of voting over the Internet, by telephone, or by using a traditional proxy card. Please check the information you have received to see which options are available to you.

TABLE OF CONTENTS

PROXY STATEMENT
Required Vote	1
Voting Procedures and Revocability of Proxies	1
ELECTION OF DIRECTORS	2
Information Regarding Nominees and Directors	2
Board Meetings; Attendance at Annual Meetings	7
Independence of Directors	7
Committees	7
Code of Ethics and Business Conduct	8
Corporate Governance Guidelines	8
Stock Ownership Guidelines	10
Communications with Directors	10
Audit Committee Report	10
Relationship with Independent Registered Public Accounting Firm	11
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	11
EQUITY COMPENSATION PLAN INFORMATION	12
SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	13
EXECUTIVE COMPENSATION	15
Summary Compensation Table	15
Option Grants in Last Fiscal Year	16
Option Exercises and Fiscal Year-End Values	16
Pension Plans	16
Employment Agreements	17
Change in Control Employment Agreements	19
Transactions with Management	19
Compensation of Directors	20
REPORT OF THE COMPENSATION COMMITTEE	20
Compensation Program and Policies	20
Base Salary	21
Variable Incentive Compensation	21
Long-Term Incentive Awards	21
Compensation of the Chief Executive Officer	21
Deductibility of Executive Compensation	22
STOCK PERFORMANCE GRAPH	23
GENERAL MATTERS	24
Policy on Confidential Voting	24
Stockholder Proposals and Nominations	24
Electronic Access to Proxy Materials and Annual Report	24
Householding of Proxy Statement and Annual Report	24
Other Matters	25
APPENDIX A
Audit Committee Charter	A-1

UNISYS CORPORATION
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
April 21, 2005
       The Board of Directors of Unisys Corporation solicits your proxy for use at the 2005 Annual Meeting of Stockholders to be held on April 21, 2005 and at any adjournments. At the annual meeting, stockholders will be asked to elect four directors, to ratify the selection of the Company’s independent registered public accountants and to transact any other business properly brought before the meeting.
      The record date for the annual meeting is February 28, 2005. Only holders of record of Unisys common stock as of the close of business on the record date are entitled to vote at the meeting. On the record date, 338,407,820 shares of common stock were outstanding. The presence, in person or by proxy, of a majority of those shares will constitute a quorum at the meeting.
      This proxy statement, the proxy/ voting instruction card and the annual report of Unisys, including the financial statements for 2004, are being mailed and made available on the Internet on or about March 16, 2005.
Required Vote
      Each share of Unisys common stock outstanding on the record date is entitled to one vote on each matter to be voted upon. Directors will be elected by a plurality of the votes cast (i.e., the nominees receiving the greatest number of votes will be elected). Abstentions and broker non-votes are not counted for purposes of the election of directors. Ratification of the selection of independent registered public accountants will require the affirmative vote of a majority of shares present, in person or by proxy, and entitled to vote. Abstentions will be included in the vote totals for this matter and therefore will have the same effect as a negative vote; broker non-votes will not be included in the vote totals and therefore will have no effect on the vote.
Voting Procedures and Revocability of Proxies
      Your vote is important. Shares may be voted at the annual meeting only if you are present in person or represented by proxy. Most stockholders have a choice of voting (a) by completing a proxy/voting instruction card and mailing it in the postage-paid envelope provided, (b) over the Internet or (c) by telephone using a toll-free telephone number. Check the materials you have received to see which options are available to you and to obtain the applicable web site or telephone number. If you elected to receive proxy materials over the Internet, you should have already received e-mail instructions on how to vote electronically. Please be aware that if you vote over the Internet, you may incur costs associated with your electronic access, such as usage charges from Internet access providers and telephone companies, for which you will be responsible.
      The telephone and Internet voting procedures are designed to authenticate stockholders’ identities by use of a control number, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. The Company has been advised by counsel that the telephone and Internet voting procedures are consistent with the requirements of applicable law.

      You may revoke your proxy at any time before it is exercised by writing to the Corporate Secretary of Unisys, by timely delivery of a properly executed later-dated proxy (including an Internet or telephone vote) or by voting in person at the meeting.
      The method by which you vote will in no way limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.
      If you properly complete and return your proxy, and do not revoke it, the proxy holders will vote your shares in accordance with your instructions. If your properly completed proxy gives no instructions, the proxy holders will vote your shares FOR the election of directors, FOR the selection of independent registered public accountants, and in their discretion on any other matters that properly come before the annual meeting.
      If you are a participant in the Unisys Savings Plan, the proxy/voting instruction card will serve as voting instructions to the plan trustee for any whole shares of Unisys common stock credited to your account as of February 28, 2005. The trustee will vote those shares in accordance with your instructions if it receives your completed proxy by April 15, 2005. If the proxy is not timely received, or if you give no instructions on a matter to be voted upon, the trustee will vote the shares credited to your account in the same proportion as it votes those shares for which it received proper instructions from other participants.
ELECTION OF DIRECTORS
      The Board of Directors currently consists of 11 members, divided into three classes. One class of directors is elected each year to hold office for a three-year term. The four directors whose terms expire in 2005, J. P. Bolduc, James J. Duderstadt, Matthew J. Espe and Denise K. Fletcher, have been nominated for reelection. The remaining seven directors will continue to serve as set forth below. Each of the nominees has agreed to serve as a director if elected, and Unisys believes that each nominee will be available to serve. However, the proxy holders have discretionary authority to cast votes for the election of a substitute should any nominee not be available to serve as a director.
           The Board of Directors recommends a vote “FOR” all nominees.
Information Regarding Nominees and Directors
      The names and ages of the nominees and directors, their principal occupations and employment during the past five years, and other information regarding them are as follows.

Nominees for Election to the Board of Directors

J. P. BOLDUC
Mr. Bolduc, 65, is Chairman and Chief Executive Officer of JPB Enterprises, Inc., a merchant banking, venture capital and real estate investment holding company. Since April 2003, he has also served as Chief Executive Officer of J. A. Jones, a multi-national construction and construction-related services company. He previously served in the positions of President and Chief Executive Officer, Vice Chairman, and Chief Operating Officer of W. R. Grace & Co., a specialty chemicals and health care company. He is a Director of Proudfoot PLC and EnPro Industries, Inc. He has served as a Director of Unisys since 1992 and is a member of the Finance Committee.

In February 2003, the SEC and Mr. Bolduc settled public administrative and cease-and-desist proceedings. Without admitting or denying the SEC’s findings, Mr. Bolduc consented to the entry of a cease-and-desist order in which the SEC found that, between 1991 and 1995, while Mr. Bolduc was president and either chief operating officer or chief executive officer of W. R. Grace & Co. and a member of its board of directors, Grace fraudulently used reserves to defer income earned by a subsidiary, primarily to smooth earnings of its health care segment, in violation of the antifraud provisions of the federal securities laws, as well as the provisions that require public companies to keep accurate books and records, maintain appropriate internal accounting controls and file accurate annual and quarterly reports. The order generally finds that Mr. Bolduc, through his actions or omissions, was a cause of these violations. The order also notes that, during the period in question, Mr. Bolduc did not sell any of the substantial number of Grace shares that he owned. The SEC ordered Mr. Bolduc to cease and desist from committing or causing any violation or future violation of the antifraud and reporting requirements of the federal securities laws. It did not impose any fines, penalties or bars on Mr. Bolduc.

JAMES J. DUDERSTADT
Dr. Duderstadt, 62, is President Emeritus and University Professor of Science and Engineering at the University of Michigan. He has served as a Director of Unisys since 1990 and is a member of the Nominating and Corporate Governance Committee.

MATTHEW J. ESPE
Mr. Espe, 45, is a Director and Chairman and Chief Executive Officer of IKON Office Solutions, Inc., a provider of integrated document management systems and services. Prior to joining IKON in 2002, Mr. Espe had been with General Electric Company since 1980, most recently serving as President and Chief Executive Officer of GE Lighting. He has served as a Director of Unisys since July 2004 and is a member of the Finance Committee.

DENISE K. FLETCHER
Ms. Fletcher, 56, has been Chief Financial Officer of DaVita, Inc., an independent provider of dialysis services in the United States, since 2004. From 2000 to 2003, she was Executive Vice President and Chief Financial Officer of MasterCard International, an international payment solutions company. Before joining MasterCard, she served as Chief Financial Officer of Bowne Inc., a global document management and information services provider. She is a Director of Sempra Energy. She has served as a Director of Unisys since 2001 and is a member of the Audit Committee and the Nominating and Corporate Governance Committee.

Members of the Board Continuing in Office
Term Expiring in 2006

RANDALL J. HOGAN
Mr. Hogan, 49, is a Director and Chairman and Chief Executive Officer of Pentair, Inc., a diversified manufacturer of water and wastewater transport, storage and treatment products and enclosures for the protection of electronic controls and components. He has also held the positions of President and Chief Operating Officer and Executive Vice President of that company and President of its Electronic Enclosures Group. He has served as a Director of Unisys since March 2004 and is a member of the Nominating and Corporate Governance Committee.

EDWIN A. HUSTON
Mr. Huston, 66, is a retired Vice Chairman of Ryder System, Inc., an international logistics and transportation solutions company. He has also served as Senior Executive Vice President-Finance and Chief Financial Officer of that company. He is a Director of Answerthink, Inc., Enterasys Networks, Inc. and Kaman Corporation. He has served as a Director of Unisys since 1993 and is a member of the Audit Committee.

JOSEPH W. MCGRATH
Mr. McGrath, 52, is President and Chief Executive Officer of Unisys. He has been with Unisys since 1999, serving as President and Chief Operating Officer from April 2004 through December 2004; Executive Vice President and President of the Company’s Enterprise Transformation Services business from 2000 to 2004; and Senior Vice President of Major Accounts Sales and Chief Marketing Officer from 1999 to 2000. He has served as a Director of Unisys since January 2005.

Members of the Board Continuing in Office

Term Expiring in 2007

HENRY C. DUQUES
Mr. Duques, 61, is a retired Chairman and Chief Executive Officer of First Data Corporation, an electronic commerce and payment services company. He is a Director of SunGard Data Systems, Inc. He has served as a Director of Unisys since 1998 and is a member of the Compensation Committee.

CLAYTON M. JONES
Mr. Jones, 55, is a Director and Chairman, President and Chief Executive Officer of Rockwell Collins, Inc., a global aviation electronics and communications company. He has also held the positions of Executive Vice President of that company and Senior Vice President of its former parent company, Rockwell International Corporation. He has served as a Director of Unisys since February 2004 and is a member of the Compensation Committee.

THEODORE E. MARTIN
Mr. Martin, 65, is a retired President and Chief Executive Officer of Barnes Group Inc., a manufacturer and distributor of automotive and aircraft components and maintenance products. He has also held the position of Executive Vice President-Operations of that company. He is a Director of Ingersoll-Rand Company, Applera Corporation and C.R. Bard, Inc. He has served as a Director of Unisys since 1995 and is a member of the Audit Committee and the Compensation Committee.

LAWRENCE A. WEINBACH
Mr. Weinbach, 65, is Chairman of the Board of Unisys. He joined Unisys in 1997 as Chairman of the Board, President and Chief Executive Officer, a position he held until April 2004. From April through December 2004, Mr. Weinbach served as Chairman of the Board and Chief Executive Officer. He stepped down as Chief Executive Officer effective January 1, 2005. Prior to joining Unisys, Mr. Weinbach served in the position of Managing Partner-Chief Executive of Andersen Worldwide, a global professional services organization. He is a Director of Avon Products, Inc. and UBS AG. He has served as a Director of Unisys since 1997.

Board Meetings; Attendance at Annual Meetings
      The Board of Directors held nine meetings in 2004. During 2004, all directors attended at least 75 percent of the meetings of the Board of Directors and standing Committees on which they served.
      It is the Company’s policy that all directors should attend the annual meeting of stockholders. All of the Company’s directors attended the 2004 annual meeting.
Independence of Directors
      All of the Company’s directors other than Mr. McGrath and Mr. Weinbach meet the independence requirements prescribed by the New York Stock Exchange and, in the case of members of the Audit Committee, also meet the audit committee independence requirements prescribed by the SEC. In assessing whether a director has a material relationship with Unisys (either directly or as a partner, stockholder or officer of an organization that has a relationship with Unisys), the Board uses the criteria outlined below in paragraph 2 of “Corporate Governance Guidelines.” All non-management directors met these criteria in 2004.
Committees
      The Board of Directors has a standing Audit Committee, Compensation Committee, Finance Committee and Nominating and Corporate Governance Committee. The specific functions and responsibilities of each committee are set forth in its charter, which is available on the Company’s Internet web site at www.unisys.com in the Investors section under Corporate Governance and Board of Directors and is also available in print to any stockholder who requests it. The Audit Committee charter is also attached as Appendix A to this Proxy Statement.
      The Audit Committee assists the Board in its oversight of the integrity of the Company’s financial statements and its financial reporting and disclosure practices, the soundness of its systems of internal financial and accounting controls, the independence and qualifications of its independent registered public accounting firm, the performance of its internal auditors and independent registered public accounting firm, the Company’s compliance with legal and regulatory requirements and the soundness of its ethical and environmental compliance programs. The Audit Committee held eight meetings in 2004. Its members are Ms. Fletcher, Mr. Huston (chair) and Mr. Martin. The Board has determined that each of Ms. Fletcher, Mr. Huston and Mr. Martin is an audit committee financial expert as defined by the SEC.
      The Compensation Committee oversees the compensation of the Company’s executives, the Company’s executive management structure, the compensation-related policies and programs involving the Company’s executive management and the level of benefits of officers and key employees. It also oversees the Company’s diversity programs. The Compensation Committee held five meetings in 2004. Its members are Mr. Duques (chair), Mr. Jones and Mr. Martin.
      The Finance Committee oversees the Company’s financial affairs, including its capital structure, financial arrangements, capital spending and acquisition and disposition plans. It also oversees the management and investment of funds in the pension, savings and welfare plans sponsored by the Company. The Finance Committee held four meetings in 2004. Its members are Mr. Bolduc (chair) and Mr. Espe.

      The Nominating and Corporate Governance Committee identifies and reviews candidates and recommends to the Board of Directors nominees for membership on the Board of Directors. It also oversees the Company’s corporate governance. In identifying candidates for Board membership, the Nominating and Corporate Governance Committee considers a number of factors including independence, experience, strength of character, mature judgment, technical skills, diversity, age and the extent to which the individual would fill a present need on the Board. In 2004, the committee recommended, and the Board elected, three new non-management directors. As part of the selection process, the committee looked for candidates who were in a senior management position in a public company and who had a background in engineering, technology or consulting. The committee retained a third-party search firm to assist in identifying qualified candidates. The committee will consider recommendations on director candidates received from stockholders and other qualified sources. Stockholder recommendations must be in writing and addressed to the Chairman of the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Unisys Corporation, Unisys Way, Blue Bell, Pennsylvania 19424. The Nominating and Corporate Governance Committee held four meetings in 2004. Its members are Dr. Duderstadt (chair), Ms. Fletcher and Mr. Hogan.
Code of Ethics and Business Conduct
      Unisys has a code of ethics, the Unisys Code of Ethics and Business Conduct, that applies to all employees, officers (including the chief executive officer, chief financial officer and controller) and directors. The code is posted on the Company’s Internet web site at www.unisys.com in the Investors section under Corporate Governance and Board of Directors and is also available in print to any stockholder who requests it. The Company intends to post amendments to or waivers from the code (to the extent applicable to the Company’s chief executive officer, chief financial officer or controller) at this location on its web site.
Corporate Governance Guidelines
      The Board of Directors has adopted Guidelines on Significant Corporate Governance Issues. The full text of these guidelines is available on the Company’s Internet web site at www.unisys.com in the Investors section under Corporate Governance and Board of Directors and is also available in print to any stockholder who requests it. Among other matters, the guidelines cover the following:

1. A majority of the Board of Directors shall qualify as independent under the listing standards of the New York Stock Exchange.

2. The Nominating and Corporate Governance Committee reviews annually with the Board the independence of outside directors. Following this review, only those directors who meet the independence qualifications prescribed by the New York Stock Exchange and who the Board affirmatively determines have no material relationship with the Company will be considered independent. The Board has determined that the following commercial or charitable relationships will not be considered to be material relationships that would impair independence: (a) if a director is an executive officer or partner of, or owns more than a ten percent equity interest in, a company that does business with Unisys, and sales to or purchases from Unisys are less than one percent of the annual revenues of that company and (b) if a director is an officer, director or trustee of a charitable organization, and Unisys donates less than one percent of that organization’s charitable receipts.

3. Directors should not, except in rare circumstances approved by the Board, draw any consulting, legal or other fees from the Company. In no event shall any member of the Audit Committee receive any compensation from the Company other than directors’ fees.

4. Membership on the Audit, Compensation and Nominating and Corporate Governance Committees is limited to directors who meet the independence criteria of the New York Stock Exchange.

5. Directors may not stand for election after age 70 or continue to serve beyond the annual stockholders’ meeting following the attainment of age 70.

6. Directors should volunteer to resign from the Board upon a change in position, including retirement, from the position they held when they were elected to the Board. The Board, through the Nominating and Corporate Governance Committee, will then make a determination whether continued Board membership is appropriate under the circumstances. In addition, if the Company’s chief executive officer resigns from that position, he is expected to offer his resignation from the Board at the same time.

7. The Nominating and Corporate Governance Committee is responsible for determining the appropriate skills and characteristics required of Board members in the context of its current make-up, and will consider factors such as independence, experience, strength of character, mature judgment, technical skills, diversity and age in its assessment of the needs of the Board.

8. The Company should maintain an orientation program for new directors and continuing education programs for all directors.

9. The Board will conduct an annual self-evaluation to determine whether it and its committees are functioning effectively.

10. The non-management directors will meet in executive session at all regularly scheduled Board meetings. They may also meet in executive session at any time upon request. The position of presiding director for these meetings will rotate, meeting by meeting, among the chairpersons of the Audit Committee, the Compensation Committee, the Finance Committee and the Nominating and Corporate Governance Committee.

11. The non-management directors will evaluate the performance of the chief executive officer annually and will meet in executive session, led by the chairperson of the Compensation Committee, to review this performance. The evaluation is based on objective criteria, including performance of the business, accomplishment of long-term strategic objectives and development of management. Based on this evaluation, the Compensation Committee will recommend, and the members of the Board who meet the independence criteria of the New York Stock Exchange will determine and approve, the compensation of the chief executive officer.

12. To assist the Board in its planning for the succession to the position of chief executive officer, the chief executive officer is expected to provide an annual report on succession planning to the Compensation Committee.

13. Board members have complete access to Unisys management. Members of senior management who are not Board members regularly attend Board meetings, and the Board encourages senior management, from time to time, to bring into Board meetings other managers who can provide additional insights into the matters under discussion.

14. The Board and its committees have the right at any time to retain independent outside financial, legal or other advisors.
Stock Ownership Guidelines
      In 1998, the Board established stock ownership guidelines for both directors and elected officers in order to more closely link their interests with those of stockholders. Under the guidelines, directors and elected officers are expected to own, within specified time periods, Unisys stock or stock units having a value equal to a multiple of their annual retainer, in the case of directors, or their base salary, in the case of elected officers. Stock options, including vested stock options, do not count toward fulfillment of the ownership guidelines.
Communications with Directors
      Stockholders may send communications to the Board of Directors or to the non-management directors as a group by writing to them c/o Corporate Secretary, Unisys Corporation, Unisys Way, Blue Bell, Pennsylvania 19424. All communications directed to Board members will be delivered to them.
Audit Committee Report
      In performing its oversight responsibilities as defined in its charter, the Audit Committee has reviewed and discussed the audited financial statements and reporting process, including the system of internal controls, with management and with Ernst & Young LLP, the Company’s independent registered public accounting firm. The Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. In addition, the Committee has discussed with Ernst & Young LLP their independence and has received from them the written disclosures required by the Independence Standards Board. The Committee has also considered the compatibility of audit-related services, tax services and other non-audit services with the firm’s independence.
      During 2004, management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept informed of the progress of the evaluation and provided oversight to management during the process. At the conclusion of the process, the Committee reviewed a report on the effectiveness of the Company’s internal control over financial reporting.
      Based on these reviews and discussions, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the SEC.
Audit Committee
Denise K. Fletcher
Edwin A. Huston
Theodore E. Martin

Relationship with Independent Registered Public Accounting Firm
      Ernst & Young LLP has billed the Company the following fees for professional services rendered in respect of the years ended December 31, 2004 and 2003 (in millions of dollars):

	2004	2003

Audit Fees	$7.2	$4.4
Audit-Related Fees	1.0	1.3
Tax Fees	1.0	2.0
All Other Fees	0.1	—
      Audit fees consist of fees for the audit and review of the Company’s financial statements, statutory audits, comfort letters, consents, assistance with and review of documents filed with the SEC and, in 2004, Section 404 attestation procedures. Audit-related fees consist of fees for employee benefit plan audits, accounting advice regarding specific transactions, and various attestation engagements. Tax fees generally represent fees for tax compliance and advisory services. All other fees are for non-prohibited advisory services to the Company’s federal government group.
      The Audit Committee annually reviews and pre-approves the services that may be provided by the independent registered public accounting firm. The committee has also adopted an Audit and Non-Audit Services Pre-Approval Policy that contains a list of pre-approved services, which the committee may revise from time to time. In addition, the Audit Committee has delegated pre-approval authority, up to a fee limitation of $150,000 per service, to the chairman of the committee. The chairman of the committee reports any such pre-approval decision to the Audit Committee at its next scheduled meeting.
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
      The Audit Committee has selected the firm of Ernst & Young LLP as the independent registered public accounting firm to audit the Company’s books and accounts for the year ending December 31, 2005. Ernst & Young LLP has served as independent registered public accountants for Unisys since 1986. Its representatives will be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions asked by stockholders.
      The Board of Directors considers Ernst & Young LLP to be well qualified to serve as the independent registered public accounting firm for Unisys. If, however, stockholders do not ratify the selection of Ernst & Young LLP, the appointment will be reconsidered.
      The Board of Directors recommends a vote “FOR” the proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2005.

EQUITY COMPENSATION PLAN INFORMATION
      The following table sets forth information as of December 31, 2004 with respect to compensation plans under which Unisys common stock is authorized for issuance.

					Number of securities
	Number of securities				remaining available for
	to be issued		Weighted-average		future issuance under
	upon exercise of		exercise price of		equity compensation plans
	outstanding options,		outstanding options,		(excluding securities
	warrants and rights		warrants and rights		reflected in column (a))
Plan category	(a)		(b)		(c)

Equity compensation
plans approved by	35.802 million	(1)	$20.19	(3)	21.977 million	(4)
security holders	.244 million	(2)	$0

Equity compensation
plans not approved	7.384 million	(6)	$10.49		0
by security holders(5)	.161 million	(7)	$0
Total	43.591 million		$18.53		21.977 million

(1)	Represents stock options, including options for approximately 2,100 shares granted under compensation plans assumed in connection with acquisitions.

(2)	Represents restricted share units and stock units.

(3)	Weighted-average exercise price of outstanding options under compensation plans assumed in connection with acquisitions is $29.00.

(4)	Comprises 15.014 million shares under the Unisys Corporation 2003 Long-Term Incentive and Equity Compensation Plan (the “2003 Plan”) and 6.963 million shares under the Unisys Corporation Employee Stock Purchase Plan.

(5)	Comprises the Unisys Corporation Director Stock Unit Plan (the “Stock Unit Plan”) and the 2002 Stock Option Plan (the “2002 Plan”). Under the Stock Unit Plan, directors received a portion of their annual retainers and attendance fees in common stock equivalent units, as described on page 20. The Stock Unit Plan was terminated in 2004, and stock units are now granted to directors under the 2003 Plan, approved by stockholders in 2003. Under the 2002 Plan, stock options could be granted to key employees other than officers to purchase the Company’s common stock at no less than 100% of fair market value at the date of grant. Options generally have a maximum duration of ten years and become exercisable in four equal annual installments beginning one year after the date of grant. The 2002 Plan was replaced by the 2003 Plan in 2003. No further awards will be made under either the Stock Unit Plan or the 2002 Plan, and no shares (other than shares subject to outstanding options and other awards previously made) are available for future issuance under either Plan.

(6)	Represents options granted under the 2002 Plan.

(7)	Represents stock units granted under the Stock Unit Plan.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      Shown below is information with respect to persons or groups that beneficially own more than five percent of Unisys common stock. This information is derived from Schedules 13G filed by such persons or groups in 2005.

Name and Address of	Number of Shares		Percent
Beneficial Owner	of Common Stock		of Class

Brandes Investment Partners, L.P.	45,997,597	(1)	13.7
Brandes Investment Partners, Inc.
Brandes Worldwide Holdings, L.P.
Charles H. Brandes
Glenn R. Carlson
Jeffrey A. Busby
11988 El Camino Real, Suite 500
San Diego, CA 92130

Merrill Lynch & Co. Inc.	33,266,622	(2)	9.9
(on behalf of Merrill Lynch Investment
Managers)
World Financial Center, North Tower
250 Vesey Street
New York, NY 10381

(1)	Shared dispositive power has been reported for 45,997,597 shares. Shared voting power has been reported for 35,720,334 shares.

(2)	Shared dispositive and shared voting power has been reported for all shares.

     Shown below are the number of shares of Unisys common stock (or stock units) beneficially owned as of February 28, 2005, by all directors and nominees, each of the executive officers named on page 15, and all directors and officers of Unisys as a group. After taking exercisable stock options into account, Mr. Weinbach beneficially owns 1.1% and all directors and officers as a group beneficially own 2.3% of the shares of Unisys common stock deemed outstanding.

		Additional Shares of
Beneficial	Number of Shares	Common Stock Deemed
Owner	of Common Stock(1)(2)	Beneficially Owned(1)(3)

J. P. Bolduc	25,043	38,000
James J. Duderstadt	22,407	38,000
Henry C. Duques	32,357	38,000
Matthew J. Espe	1,724	0
Denise K. Fletcher	9,345	18,000
George R. Gazerwitz	16,234	796,250
Janet B. Haugen	23,066	447,250
Randall J. Hogan	2,479	3,000
Edwin A. Huston	24,923	38,000
Clayton M. Jones	2,653	3,000
Theodore E. Martin	64,950	38,000
Joseph W. McGrath	49,144	601,250
Janet B. Wallace	13,872	377,500
Lawrence A. Weinbach	384,131	3,793,000
All directors and officers as a group	861,278	8,132,900

(1)	Includes shares reported by directors and officers as held directly or in the names of spouses, children or trusts as to which beneficial ownership may have been disclaimed.

(2)	Includes:

(a)	Shares held under the Unisys Savings Plan, a qualified plan under Sections 401(a) and 401(k) of the Internal Revenue Code, as follows: Mr. Gazerwitz, 3,234; Ms. Haugen, 1,530; Mr. McGrath, 1,411; Ms. Wallace, 1,345; Mr. Weinbach, 1,365; officers as a group, 26,949. With respect to such shares, plan participants have authority to direct voting.

(b)	Stock units deferred under the Unisys Corporation Deferred Compensation Plan as follows: Mr. Gazerwitz, 13,000; Mr. McGrath, 34,894; officers as a group, 48,896. Deferred stock units are payable in shares of Unisys common stock upon termination of employment or on a date specified by the executive. They may not be voted.

(c)	Restricted share units as follows: Mr. Weinbach, 128,123; officers as a group, 153,123. Restricted share units are payable in shares of Unisys common stock upon vesting. They may not be voted.

(d)	Stock units, as described on page 20, for directors as follows: Mr. Bolduc, 22,043; Dr. Duderstadt, 21,357; Mr. Duques, 27,357; Mr. Espe, 1,724; Ms. Fletcher, 9,345; Mr. Hogan, 2,479; Mr. Huston, 23,923; Mr. Jones, 2,653; and Mr. Martin, 44,950. They may not be voted.

(3)	Shares shown are shares subject to options exercisable within 60 days following February 28, 2005.

EXECUTIVE COMPENSATION
Summary Compensation Table
      The following table sets forth information concerning the annual and long-term compensation paid to the chief executive officer and the other four most highly compensated executive officers of Unisys in 2004 (the “Named Officers”) for services rendered in all capacities to Unisys for 2004, 2003 and 2002.

					Long-Term Compensation

		Annual Compensation			Awards		Payouts

				Other		Securities
				Annual	Restricted	Underlying	LTIP	All Other
				Compen-	Stock	Options/	Payouts	Compen-
Name and		Salary(1)	Bonus(1)	sation(2)	Award(s)	SARs(3)	(3)	sation(4)
Principal Position	Year	($)	($)	($)	($)	(#)	($)	($)

Lawrence A. Weinbach	2004	1,400,000	—	240,307	—	320,000	—	4,100
Chairman and	2003	1,400,000	770,000	190,776	—	300,000	—	4,000
Chief Executive Officer(5)	2002	1,380,000	1,050,000	249,689	—	1,500,000	—	332,813

Joseph W. McGrath	2004	704,168	—	2,543	—	335,000	—	4,100
President and Chief	2003	550,008	220,000	1,710	—	100,000	—	4,000
Operating Officer(6)	2002	533,340	310,000	9,725	—	400,000	—	74,461

George R. Gazerwitz	2004	550,000	—	112	—	85,000	—	4,100
Vice Chairman	2003	541,669	220,000	176	—	100,000	—	4,000
	2002	500,012	275,000	—	—	400,000	—	115,494

Janet B. Wallace	2004	491,667	—	—	—	70,000	—	4,100
Executive Vice President	2003	450,000	130,000	—	—	75,000	—	4,000
	2002	435,000	200,000	—	—	250,000	—	48,441

Janet B. Haugen	2004	491,667	—	3,404	—	75,000	—	4,100
Senior Vice President	2003	450,000	135,000	—	—	80,000	—	4,000
and Chief Financial	2002	433,333	210,000	11,041	—	250,000	—	25,800
Officer

(1)	Amounts shown include compensation deferred under the Unisys Savings Plan or the Unisys Corporation Deferred Compensation Plan.

(2)	Amounts shown for 2004 for Mr. Weinbach are $103,331 in tax reimbursements and $136,976 in personal benefits, including $59,884 for supplemental long-term disability insurance and $35,000 for personal use of a corporate apartment. Amounts shown for Mr. McGrath, Mr. Gazerwitz and Ms. Haugen for 2004 are tax reimbursements.

(3)	Although the Company’s long-term incentive plan permits grants of free-standing stock appreciation rights and the payment of performance awards, no such grants or payments were made to any of the Named Officers during the years presented.

(4)	Amounts shown for 2004 for each Named Officer are Company matching contributions under the Unisys Savings Plan.

(5)	Effective January 1, 2005, Mr. Weinbach stepped down as Chief Executive Officer. He currently serves as Chairman of the Board.

(6)	Effective January 1, 2005, Mr. McGrath was named President and Chief Executive Officer.

Option Grants in Last Fiscal Year
      The following table sets forth information on grants of stock options during 2004 to the Named Officers. No stock appreciation rights were granted during 2004.

					Potential Realizable Value
					at Assumed Annual Rates
					of Stock Price Appreciation
Individual Grants(1)					for Option Terms(2)

	Number
	of	% of
	Securities	Total
	Underlying	Options	Exercise
	Options	Granted to	or Base
	Granted	Employees	Price(3)	Expiration
Name	(#)	in 2004	($/Sh)	Date(4)	5%($)	10%($)

Lawrence A. Weinbach	320,000	7.0	14.27	2/11/14	2,871,776	7,277,664
Joseph W. McGrath	85,000	1.9	14.27	2/11/14	762,816	1,933,130
	250,000	5.5	9.975	12/22/14	1,568,301	3,974,393
George R. Gazerwitz	85,000	1.9	14.27	2/11/14	762,816	1,933,130
Janet B. Wallace	70,000	1.5	14.27	2/11/14	628,201	1,591,989
Janet B. Haugen	75,000	1.6	14.27	2/11/14	673,073	1,705,703

(1)	Options were granted on February 11, 2004 (and, for Mr. McGrath, also on December 22, 2004) and become exercisable in four equal annual installments, beginning one year after the date of grant. Options become immediately exercisable in the event of a change in control (as defined in the long-term incentive plan).

(2)	Illustrates value that might be realized upon exercise of options immediately prior to the expiration of their term, assuming specified annual rates of appreciation on Unisys common stock over the term of the options. Assumed rates of appreciation are not necessarily indicative of future stock performance.

(3)	The exercise price is the fair market value (calculated as the average of the high and low quoted sales prices through the official close of the New York Stock Exchange at 4:00 p.m.) of a share of Unisys common stock on the date of grant.

(4)	The options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment.
Option Exercises and Fiscal Year-End Values
      The following table sets forth information with respect to option exercises during 2004 and unexercised stock options held by the Named Officers at December 31, 2004.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at		In-the-Money Options at
	Shares		December 31, 2004		December 31, 2004(1)
	Acquired	Value	(#)		($)
	on Exercise	Realized
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Lawrence A. Weinbach	—	—	3,163,000	1,470,000	132,375	397,125
Joseph W. McGrath	—	—	436,250	628,750	44,125	183,625
George R. Gazerwitz	—	—	625,000	385,000	44,125	132,375
Janet B. Wallace	—	—	263,750	266,250	33,094	99,281
Janet B. Haugen	—	—	333,500	272,500	176,473	105,900

(1)	Difference between the closing price for Unisys common stock on December 31, 2004 and the exercise price.
Pension Plans
      The table below shows the aggregate annual amounts at age 62 that would be received from the Unisys Pension Plan (the “Pension Plan”), the Supplemental Executive Retirement Plan (the “Supplemental Plan”) and the Elected Officer Pension Plan (the “Officer Plan”).

      The Pension Plan and Supplemental Plan generally are available to all employees located in the United States. The Officer Plan is available to officers, including the Named Officers, who satisfy certain minimum service requirements. The aggregate pension amount payable under the Officer Plan is offset by benefits paid under the Pension Plan, the Supplemental Plan and any applicable subsidiary plan. The amounts shown in the table are computed on a single life annuity basis and are subject to a reduction equal to 50% of the participant’s primary social security benefit.

	Years of Service
Assumed Final
Average Compensation	5	10	15	20	25	30 or more

$200,000	$40,000	$80,000	$90,000	$100,000	$110,000	$120,000
300,000	60,000	120,000	135,000	150,000	165,000	180,000
400,000	80,000	160,000	180,000	200,000	220,000	240,000
500,000	100,000	200,000	225,000	250,000	275,000	300,000
600,000	120,000	240,000	270,000	300,000	330,000	360,000
700,000	140,000	280,000	315,000	350,000	385,000	420,000
800,000	160,000	320,000	360,000	400,000	440,000	480,000
900,000	180,000	360,000	405,000	450,000	495,000	540,000
1,000,000	200,000	400,000	450,000	500,000	550,000	600,000
      Final Average Compensation generally corresponds to the amounts shown in the Summary Compensation Table under the headings Salary and Bonus. However, Final Average Compensation is calculated using the individual’s highest 60 consecutive months of compensation out of the final 120 months of employment and thus will differ somewhat from the amounts shown in the Summary Compensation Table. Final Average Compensation for the Named Officers as of March 1, 2005 is as follows: J. W. McGrath — $698,570; G. R. Gazerwitz — $703,510; J. B. Wallace — $515,333; J.B. Haugen — $516,834. Full years of credited service under the pension plans for the Named Officers as of March 1, 2005 are as follows: J. W. McGrath — six years; G R. Gazerwitz — 23 years; J. B. Wallace — five years; J.B. Haugen — eight years.
      Pursuant to the employment agreement described below, Lawrence A. Weinbach is vested in an annual pension benefit of $1,000,000.
Employment Agreements
      On April 6, 2004, the Company entered into a new employment agreement with Lawrence A. Weinbach, covering the terms and conditions of Mr. Weinbach’s employment for the period from April 6, 2004 through January 31, 2006. Under the agreement, Mr. Weinbach agreed to serve as Chairman of the Board and Chief Executive Officer from April 6, 2004 through January 2005. He also agreed to step down as Chief Executive Officer effective February 1, 2005 but to continue to remain employed with the Company as Chairman of the Board through January  31, 2006. Mr. Weinbach stepped down as Chief Executive Officer effective January 1, 2005. He currently serves as Chairman of the Board. Under the agreement, Mr. Weinbach was entitled to a base salary of $1,400,000 per year for his services as Chairman of the Board and Chief Executive Officer. For his services as Chairman of the Board, he is entitled to a base salary of $1,000,000 per year. He is eligible for an annual bonus award at a target bonus level of not less than 100% of base salary. The actual bonus payable, if any, is to be determined by the Compensation Committee but may not exceed 200% of target. Pursuant to the agreement, in February 2005, Mr. Weinbach was also granted a performance-based restricted share unit award with a value equal to $1,000,000. The award will vest on February 1, 2006, provided that the performance goals established by the Compensation Committee have been met. Mr. Weinbach is eligible to participate in the benefit programs generally made available to executive officers, is entitled to the pension benefits discussed above, and is eligible to receive stock option and other long-term incentive awards under the Company’s long-term incentive plan. Upon his termination of employment, the Company will purchase and transfer to Mr. Weinbach an annuity that, together with payments from the Unisys Pension Plan, will pay 40% of his pension benefits described above. In addition, the Company will make a gross-up payment to Mr. Weinbach to cover all taxes incurred by him upon the transfer of the annuity. As a replacement for the pension payments that Mr. Weinbach will forgo as a result of his continuing to be employed by Unisys on and after February 1, 2005, the agreement provides for the Company to establish a special deferred compensation program for him. Under this program, commencing February 1, 2005 and continuing through his termination of employment, the Company will credit $83,333 per month to a memorandum account established on Mr. Weinbach’s behalf. The amounts credited to the memorandum account will be credited with earnings and losses in accordance with investment measures selected by Mr. Weinbach, and the account balance will be paid to him after his employment terminates. The right to receive the account balance is an unsecured claim against the Company’s general assets. If Mr. Weinbach’s employment is terminated under certain circumstances, the agreement provides for him to receive continued payment of his base salary through January 31, 2006 and, for the year in which the termination occurs, a bonus in an amount equal to his target bonus for the year. He will also be entitled to continued medical and dental coverage through the remaining term of the agreement and full vesting in outstanding awards under the long-term incentive plan. Mr. Weinbach is also party to a change in control agreement with the Company, as described below. He is not entitled to receive duplicate payments under the change in control agreement and his employment agreement. In accordance with the Company’s corporate governance guidelines, Mr. Weinbach offered to resign from the Board at the time he stepped down as Chief Executive Officer. The Board declined to accept his resignation.
      On December 22, 2004, the Company and Joseph W. McGrath signed an employment agreement covering the terms and conditions of Mr. McGrath’s employment as President and Chief Executive Officer for the period from January  1, 2005 through December 31, 2007. The agreement provides for a minimum base salary of $900,000 per year, subject to periodic review by the Compensation Committee. Mr. McGrath is eligible to receive an annual bonus award at a target bonus level of not less than 100% of base salary. The actual bonus payable, if any, will be determined by the Board in its sole discretion. Pursuant to the agreement, on December 22, 2004, Mr. McGrath was also awarded a stock option grant for 250,000 shares of Unisys common stock at an exercise price equal to the fair market value of Unisys stock on that date. Mr. McGrath is eligible to participate in the benefit programs generally made available to executive officers and is eligible to receive stock option and other long-term incentive awards under the Company’s long-term incentive plan. If Mr. McGrath’s employment is terminated under certain circumstances, the agreement provides for him to receive continued payment of his base salary and annual bonus (in an amount equal to the average annual bonus paid to him for the three years preceding termination) for the remainder of the term, but not less than one year’s compensation. He will also be entitled to continued medical and dental coverage through the later of the term of the agreement or his attaining age 55, full vesting in outstanding awards under the Company’s long-term incentive plan, and continued benefit accrual under the Officer Plan through the remaining term of the agreement. Any such salary and bonus payments made to Mr. McGrath will be reduced by the amount of any cash compensation he receives for services rendered to any entity other than Unisys. Mr. McGrath is also party to a change in control agreement. He is not entitled to receive duplicate payments under the change in control agreement and his employment agreement.
Change in Control Employment Agreements
      The Company has entered into change in control employment agreements with its executive officers including the Named Officers. The agreements are intended to retain the services of these executives and provide for continuity of management in the event of any actual or threatened change in control. A change in control is generally defined as (i) the acquisition of 20% or more of Unisys common stock, (ii) a change in the majority of the Board of Directors unless approved by the incumbent directors (other than as a result of a contested election) and (iii) certain reorganizations, mergers, consolidations, liquidations or dissolutions. Each agreement has a term ending on the third anniversary of the date of the change in control. These agreements, which are the same in substance for each executive, provide that in the event of a change in control each executive will have specific rights and receive certain benefits. Those benefits include the right to continue in the Company’s employ during the term, performing comparable duties to those being performed immediately prior to the change in control and at compensation and benefit levels that are at least equal to the compensation and benefit levels in effect immediately prior to the change in control. Upon a termination of employment under certain circumstances following a change in control, the terminated executive will be entitled to receive special termination benefits, including a lump sum payment equal to three years base salary and bonus and the actuarial value of the pension benefit the executive would have accrued had the executive remained employed for three years following the termination date. The special termination benefits are payable if the Company terminates the executive without cause, the executive terminates employment for certain enumerated reasons (including a reduction in the executive’s compensation or responsibilities or a change in the executive’s job location), or the executive voluntarily terminates employment for any reason during the 30-day period following the first anniversary of the date of the change in control. If any payment or distribution by the Company to the executive is determined to be subject to the excise tax imposed by section 4999 of the Internal Revenue Code, the executive is entitled to receive a payment on an after-tax basis equal to the excise tax imposed. The executive is under no obligation to mitigate amounts payable under these agreements, and to the extent the executive has a separate employment agreement with the Company with conflicting rights, the executive is allowed the greater entitlement.
Transactions with Management
      During 2004, the law firm Pepper Hamilton LLP, which has represented Unisys on a variety of matters for approximately 20 years, provided legal services to Unisys for fees of approximately $222,000. The husband of Nancy Straus Sundheim is a partner in that firm. Ms. Sundheim has been Senior Vice President, General Counsel and Secretary of Unisys since 2001.
      During 2004, ProBusiness Services, Inc. provided payroll services to Unisys for fees of approximately $545,000. ProBusiness, which has provided payroll services to Unisys since 1999, was acquired by Automatic Data Processing, Inc. (ADP) in 2003. Mr. Weinbach’s brother is Chairman and Chief Executive Officer of ADP.

Compensation of Directors
      In 2004, the Company’s non-employee directors received an annual retainer of $50,000, an annual attendance fee of $10,000 for regularly scheduled Board and committee meetings and a meeting fee of $1,000 for attendance at certain additional Board and committee meetings. Chairmen of committees other than the audit committee also received an annual $5,000 retainer. The annual retainer for the chair of the audit committee was $10,000. In February 2005, the fee for attendance at additional meetings was increased from $1,000 to $1,500 and the annual retainer for the chair of the audit committee was increased to $20,000. During 2004, each non-employee director also received an option to purchase 12,000 shares of Unisys common stock. These stock options vest in four equal annual installments beginning one year after the date of grant. The annual retainers and annual attendance fee are paid in monthly installments, with 50% of each installment paid in cash and 50% in the form of common stock equivalent units. The value of each stock unit at any point in time is equal to the value of one share of Unisys common stock. Stock units are recorded in a memorandum account maintained for each director. A director’s stock unit account is payable in Unisys common stock, either upon termination of service or on a date specified by the director, at the director’s option. Directors do not have the right to vote with respect to any stock units. Directors also have the opportunity to defer until termination of service, or until a specified date, all or a portion of their cash fees. Any deferred cash amounts, and earnings or losses thereon, are recorded in a memorandum account maintained for each director. The right to receive future payments of deferred cash accounts is an unsecured claim against the Company’s general assets. Directors who are employees of the Company do not receive any cash, stock units or stock options for their services as directors.
REPORT OF THE COMPENSATION COMMITTEE
Compensation Program and Policies
      The Compensation Committee oversees the Company’s executive compensation program. In this capacity, the Committee reviews compensation levels of elected officers, evaluates performance, considers management succession and related matters and administers the Company’s incentive plans, including its executive variable compensation plan and its long-term incentive plan.
      The Company’s executive compensation program is designed to attract and retain executives responsible for the Company’s long-term success, to reward executives for achieving both financial and strategic company goals, to align executive and stockholder interests through long-term, equity-based plans and to provide a compensation package that recognizes individual contributions as well as overall business results. As a result, a substantial portion of each executive’s total compensation is intended to be variable and to be tied closely to the achievement of specific business objectives and corporate financial goals, as well as the attainment of the executive’s individual performance objectives. The Company’s executive compensation program also takes into account the compensation practices of companies with whom Unisys competes for executive talent. These companies (the “peer companies”) include the principal companies included in the peer group indices in the Performance Graph on page 23 of this proxy statement and additional companies in various industries.
      The three key components of the Company’s executive compensation program are base salary, variable incentive compensation and long-term incentive awards in the form of stock options. Overall compensation is intended to be competitive for comparable positions at the peer companies.
Base Salary
      Each executive’s base salary is initially determined with reference to competitive pay practices and is dependent upon the executive’s level of responsibility and experience. The Committee uses its discretion, rather than a formal weighting system, to evaluate these factors and to determine individual base salary levels. Thereafter, base salaries are reviewed periodically, and increases are made based on the Committee’s subjective assessment of individual performance, as well as the factors discussed above.
Variable Incentive Compensation
      For 2004, all of the Company’s executive officers participated in the Company’s executive variable compensation plan. This plan’s stated purpose is to motivate and reward elected officers and other key executives for the attainment of corporate and/or individual performance goals. Under the plan, the Committee has the discretion to determine the conditions (including performance objectives) applicable to annual award payments and the amounts of such awards. For 2004, the plan operated as follows.
      Executives were assigned target award amounts for the year, which were typically stated as a percentage of base salary (ranging, in the case of elected officers other than the chief executive officer, from 45% to 75%). Actual award amounts could range from zero to 150% of target for all elected officers other than the chief executive officer and from zero to 200% of target for the chief executive officer, depending upon corporate and individual performance. For 2004, the Committee determined that awards under the plan would be funded only if the Company exceeded its earnings per share target for the year. Assuming available funding, the amount of awards would depend upon the degree to which additional corporate financial goals were met and the Committee’s assessment of the individual’s performance. The Company did not meet its earnings per share targets for 2004. Therefore, no variable incentive awards for 2004 were made to executive officers under the plan.
Long-Term Incentive Awards
      Under the Company’s long-term incentive plan, stock options may be granted to the Company’s executive officers and other key employees. The size of stock option awards is based primarily on individual performance, level of responsibilities with Unisys and the competitive marketplace. The Committee does not determine the size of such awards by reference to the amount or value of stock options currently held by an executive officer.
      Stock options are designed to align the interests of executives with those of stockholders. In 2004, executive officers received stock options with an exercise price equal to the fair market value of Unisys common stock on the date of grant. The grants vest over four years. This approach is designed to encourage the creation of stockholder value over the long term since no benefit is realized unless the price of the common stock rises over a number of years.
Compensation of the Chief Executive Officer
      On April 6, 2004, the Company and Lawrence A. Weinbach, the Company’s Chairman and Chief Executive Officer during 2004, entered into the new employment agreement described at page 17. Under this employment agreement, in 2004 Mr. Weinbach was entitled to a base salary of $1,400,000, which had been his salary since 2003, for his services as Chairman and Chief Executive Officer. Under the agreement, Mr. Weinbach was also eligible for an annual bonus for 2004 at a target of 100% of base salary, with the actual amount of bonus paid to be determined by the Committee in its sole discretion, based upon such factors as the Committee deemed appropriate. As set forth above, no bonuses were paid to executive officers, including Mr. Weinbach, for 2004. In 2004, Mr. Weinbach was granted the stock options described on page 16.
Deductibility of Executive Compensation
      Section 162(m) of the Internal Revenue Code imposes a $1 million annual limit on the amount of compensation that may be deducted by the Company with respect to each Named Officer employed as of the last day of the applicable year. The limitation does not apply to compensation based on the attainment of objective performance goals.
      The Company’s 2003 Long-Term Incentive and Equity Compensation Plan, approved by the Company’s stockholders at the 2003 annual meeting, permits the Committee to design compensation awards to Named Officers that will meet the requirements of section 162(m) of the Internal Revenue Code. The Committee may grant awards under the plan that meet the requirements of section 162(m) of the Internal Revenue Code at such times as the Committee believes that such awards are in the best interests of the Company. The Committee has considered the impact of the deduction limitation and has determined that it is not in the best interests of the Company or its stockholders to base compensation solely on objective performance criteria. Rather, the Committee believes that it should retain the flexibility to base compensation on its subjective evaluation of performance as well as on the attainment of objective goals.
Compensation Committee
Henry C. Duques
Clayton M. Jones
Theodore E. Martin

STOCK PERFORMANCE GRAPH
      The following graph compares the yearly percentage change in the cumulative total stockholder return on Unisys common stock during the five fiscal years ended December 31, 2004 with the cumulative total return on the Standard & Poor’s 500 Stock Index, Standard & Poor’s Computers (Hardware) Index and the Standard & Poor’s 500 IT Services Index. The comparison assumes $100 was invested on December 31, 1999 in Unisys common stock and in each of such indices and assumes reinvestment of any dividends.

	1999	2000	2001	2002	2003	2004

Unisys Corporation	100	46	39	31	46	32
S & P 500	100	91	80	62	80	89
S & P 500 IT Services	100	71	75	33	37	39
S & P 500 Computer Hardware	100	64	62	44	56	64

GENERAL MATTERS
Policy on Confidential Voting
      It is the Company’s policy that all stockholder proxies, ballots and voting materials that identify the vote of a specific stockholder shall, if requested by that stockholder on such proxy, ballot or materials, be kept permanently confidential and shall not be disclosed to the Company, its affiliates, directors, officers and employees or to any third parties, except as may be required by law, to pursue or defend legal proceedings or to carry out the purpose of, or as permitted by, the policy. Under the policy, vote tabulators and inspectors of election are to be independent parties who are unaffiliated with and are not employees of the Company. The policy provides that it may, under certain circumstances, be suspended in the event of a proxy solicitation in opposition to a solicitation of management. The Company may at any time be informed whether or not a particular stockholder has voted. Comments written on proxies or ballots, together with the name and address of the commenting stockholder, will also be made available to the Company.
Stockholder Proposals and Nominations
      Stockholder proposals submitted to the Company for inclusion in the proxy materials for the 2006 annual meeting of stockholders must be received by the Company by November 16, 2005.
      Any stockholder who intends to present a proposal at the 2006 annual meeting and has not sought to include the proposal in the Company’s proxy materials must deliver notice of the proposal to the Company no later than January 21, 2006.
      Any stockholder who intends to make a nomination for the Board of Directors at the 2006 annual meeting must deliver a notice to the Company no later than January 20, 2006 setting forth (i) the name, age, business and residence addresses of each nominee, (ii) the principal occupation or employment of each nominee, (iii) the number of shares of Unisys capital stock beneficially owned by each nominee, (iv) a statement that the nominee is willing to be nominated and (v) any other information concerning each nominee that would be required by the SEC in a proxy statement soliciting proxies for the election of the nominee.
Electronic Access to Proxy Materials and Annual Report
      This proxy statement and the 2004 annual report are available on the Company’s Internet site at www.unisys.com/go/proxy and www.unisys.com/go/annual. Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail and thus can save the Company the cost of producing and mailing these documents. If you vote your shares over the Internet this year, you will be given the opportunity to choose electronic access at the time you vote. Most stockholders who choose electronic access will receive an e-mail next year containing the Internet address to access the proxy statement and annual report. Your choice will remain in effect until you cancel it. You do not have to elect Internet access each year.
Householding of Proxy Statement and Annual Report
      This year, a number of brokers with accountholders who are owners of Unisys common stock will be “householding” our proxy materials. This means that only one copy of this proxy statement and the 2004 annual report may have been sent to you and the other Unisys stockholders who share your address. Householding is designed to reduce the volume of duplicate information that stockholders receive and the Company’s printing and mailing expenses.
      If your household has received only one copy of our proxy statement and annual report, and you would prefer to receive separate copies of these documents, either now or in the future, please call us at 215-986-5777, or write us at Investor Relations, A2-15, Unisys Corporation, Unisys Way, Blue Bell, PA 19424-0001. We will deliver separate copies promptly. If you are now receiving multiple copies of our proxy materials and would like to have only one copy of these documents delivered to your household in the future, please contact us in the same manner.
Other Matters
      At the date of this proxy statement, the Board of Directors knows of no matter that will be presented for consideration at the annual meeting other than those described in this proxy statement. If any other matter properly comes before the annual meeting, the persons appointed as proxies will vote thereon in their discretion.
      The Company will bear the cost of soliciting proxies. Such cost will include charges by brokers and other custodians, nominees and fiduciaries for forwarding proxies and proxy material to the beneficial owners of Unisys common stock. Solicitation may also be made personally or by telephone by the Company’s directors, officers and regular employees without additional compensation. In addition, the Company has retained Morrow & Co., Inc. to assist in the solicitation of proxies for a fee of approximately $9,500, plus expenses.

By Order of the Board of Directors,

Nancy Straus Sundheim
Senior Vice President, General Counsel
and Secretary
Dated: March 16, 2005

APPENDIX A
UNISYS CORPORATION
AUDIT COMMITTEE CHARTER
(Approved February 10, 2005)
I.     Purpose
      The Audit Committee shall assist the Board of Directors in its oversight of (1) the integrity of the Corporation’s financial statements and its financial reporting and disclosure practices, (2) the soundness of the Corporation’s systems of internal controls regarding financial reporting and accounting compliance, (3) the independence and qualifications of the Corporation’s independent registered public accounting firm, (4) the performance of the Corporation’s internal audit function and its independent registered public accounting firm, and (5) the Corporation’s compliance with legal and regulatory requirements and the soundness of the Corporation’s ethical and environmental compliance programs. The Audit Committee is also responsible for preparing the report required by the Securities and Exchange Commission (SEC) to be included in the Corporation’s annual proxy statement.
II.     Membership
      The Audit Committee shall consist of at least three Directors. The members of the Audit Committee shall meet the independence and expertise requirements of the New York Stock Exchange and the SEC.
      No member of the Audit Committee may serve on the audit committee of more than three public companies, including the Corporation, unless the Board (1) determines that such simultaneous service would not impair the ability of the member to effectively serve on the Audit Committee and (2) discloses this determination in the Corporation’s proxy statement.
      The Board shall appoint the members of the Audit Committee at least annually, with one of the members appointed as Committee Chair. Audit Committee members may be replaced by the Board.

III.	Responsibilities
      In performing its oversight responsibilities, the Audit Committee shall:
      1. Financial Statement and Disclosure and Internal Control Matters

a.	Review and discuss the Corporation’s quarterly and annual financial statements, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the Corporation’s financial reporting process, including the system of internal controls, with management and the independent registered public accounting firm prior to the filing of the Corporation’s quarterly report on Form 10-Q or annual report on Form 10-K, as the case may be. Also discuss with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended.

b.	Keep informed of the progress of management’s documentation, testing and evaluation of the Corporation’s system of internal control over financial reporting required by the Sarbanes-Oxley Act of 2002 and related regulations, provide oversight to management during the process, and at the conclusion of the process, review a report on the effectiveness of the Corporation’s internal control over financial reporting.

c.	Discuss with management the Corporation’s earnings press releases (paying particular attention to the use of any “pro forma” or “adjusted” non-GAAP information), as well as the nature of financial information and earnings guidance provided to securities analysts and rating agencies. The Audit Committee’s discussion in this regard may be general in nature and need not take place in advance of each instance in which the Corporation may provide financial information or earnings guidance.

d.	Discuss with management the Corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Corporation’s risk assessment and risk management policies.

e.	Review, with management, the internal auditors and the independent registered public accounting firm, major issues regarding accounting principles and financial statement presentations, including any significant changes in the Corporation’s selection or application of accounting principles, and major issues as to the adequacy of the Corporation’s internal controls and any special audit steps adopted in light of material control deficiencies. In this regard, the Audit Committee should obtain and discuss with management and the independent registered public accounting firm reports and analyses from management and the independent registered public accounting firm concerning: (a) all critical accounting policies and practices to be used by the Corporation, (b) significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including all alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that have been discussed with management, the ramifications of the use of the alternative disclosures and treatments, and the treatment preferred by the independent registered public accounting firm and (c) any other material written communications between the independent registered public accounting firm and management.

f.	Review periodically the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Corporation.

g.	Review with the independent registered public accounting firm (a) any audit problems or other difficulties encountered during the course of the audit process, including any restrictions on the scope of the independent registered public accounting firm’s activities or access to required information and any significant disagreements with management and (b) management’s response to such matters. Also review with them the responsibilities, budget and staffing of the Corporation’s internal audit function.

h.	Resolve any disagreements between management and the independent registered public accounting firm regarding financial reporting.

i.	Review any disclosures made to the Audit Committee in connection with the Corporation’s CEO and CFO certification process for the Form 10-K and Form 10-Q about any significant deficiencies or material weaknesses in the design or operation of internal controls and any fraud involving management or other employees who have a significant role in the Corporation’s internal controls.

2.	Oversight of the Corporation’s Relationship with its Independent Registered Public Accounting Firm

a.	Sole authority to appoint or replace the Corporation’s independent registered public accounting firm (subject if applicable to stockholder ratification), and to approve all fees payable to them. The independent registered public accounting firm shall report directly to the Audit Committee.

b.	Approve, in advance, all audit services, and all non-audit services provided by the Corporation’s independent registered public accounting firm that are not specifically prohibited under the Sarbanes-Oxley Act, in order to determine that the services do not impair the firm’s independence from the Corporation. In fulfilling this responsibility, the Audit Committee shall adopt and may amend pre-approval policies with respect to such services and shall review such policies annually.

c.	Review, at least annually, the qualifications, performance and independence of the independent registered public accounting firm. In conducting its review and evaluation, the Committee should:

a)	Obtain and review a report by the Corporation’s independent registered public accounting firm describing: (i) the auditing firm’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditing firm, and any steps taken to deal with any such issues; and (iii) all relationships between the independent registered public accounting firm and the Corporation;

b)	Review and evaluate the lead audit partner;

c)	Assure the rotation of the lead audit partner and the other partners assigned to the engagement as required by law;

d)	Discuss with the independent registered public accounting firm any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm;

e)	Consider whether, in order to assure continuing auditor independence, there should be regular rotation of the audit firm itself;

f)	Take into account the opinions of management and the Corporation’s internal auditors;

g)	Present its conclusions with respect to the independent registered public accounting firm to the Board and, if necessary, recommend that the Board take appropriate action to satisfy itself of the qualifications, performance and independence of the independent registered public accounting firm; and

h)	Set clear hiring policies for employees or former employees of the independent registered public accounting firm. At a minimum, these policies should provide that any registered public accounting firm may not provide audit services to the

Corporation if the CEO, controller, CFO, chief accounting officer or any person serving in an equivalent capacity for the Corporation was employed by such accounting firm and participated in the audit of the Corporation within one year of the initiation of the current audit.

3.	Oversight of the Corporation’s Internal Audit Function

a.	Review the appointment and replacement of the Corporation’s chief audit executive.

b.	Review the scope and effectiveness of the Corporation’s internal audit function including responsibilities, budget and staffing.

c.	Review, with the chief audit executive, the proposed audit plan, including explanations for deviations from the original plan and any difficulties encountered in the course of the internal audit function’s work, any restrictions on the scope of work and access to required information.
      4. Compliance Oversight

a.	Review, with the Corporation’s general counsel, any legal matter that could have a significant impact on the Corporation’s financial statements.

b.	Annually review the Corporation’s compliance program for its Code of Ethics and Business Conduct and the results of internal audit’s review of the expense accounts of the Corporation’s elected officers.

c.	Annually review the status of the Corporation’s environmental compliance program.

d.	Establish procedures for (a) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

IV.	Meetings; Operational Matters and Reports
      The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate.
      The Audit Committee is to meet periodically in separate executive sessions with each of management, the Corporation’s independent registered public accounting firm and its chief audit executive, and shall have other direct and independent interaction with them from time to time as the members of the Audit Committee deem appropriate.
      The Audit Committee may delegate authority to one or more members when appropriate, and such member(s) shall present the decisions they make to the full Audit Committee at its next scheduled meeting.
      In connection with its duties and responsibilities, the Audit Committee shall have the authority to retain outside legal, accounting or other advisors, including the authority to approve the fees payable by the Corporation to such advisors and other retention terms. The Corporation shall provide the funding for the payment of such fees.
      The Audit Committee shall annually review its performance. In addition, the Audit Committee shall review and reassess the adequacy of this Charter annually and recommend to the Board any changes it considers necessary or advisable.

      The Audit Committee shall report regularly to the Board, including with respect to any issues that arise with respect to the quality or integrity of the Corporation’s financial statements, the Corporation’s compliance with legal or regulatory requirements, the performance and independence of the Corporation’s independent registered public accounting firm or the performance of the internal audit function.

V.	Limitation of Audit Committee’s Role
      The Audit Committee’s role is one of oversight. Management is responsible for preparing the Corporation’s financial statements, and the independent registered public accounting firm are responsible for auditing those financial statements. Management is responsible for the fair presentation of the information set forth in the financial statements in conformity with GAAP. The independent registered public accounting firm’s responsibility is to provide their opinion, based on their audits, that the financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of the Corporation in conformity with GAAP. While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation’s financial statements and disclosures are complete and accurate and are in conformity with GAAP. Further, it is not the duty of the Audit Committee to assure compliance with applicable laws and regulations, the Corporation’s Code of Ethics and Business Conduct or its environmental compliance program.

Annual Meeting of Stockholders

April 21, 2005
9:30 a.m.

The Hilton Inn at Penn
3600 Sansom Street
Philadelphia, Pennsylvania

YOUR VOTE IS IMPORTANT
THANK YOU FOR VOTING

FOLD AND DETACH HERE ONLY IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

UNISYS CORPORATION

PROXY FOR ANNUAL MEETING TO BE HELD APRIL 21, 2005
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

P

R

O

X

Y

The undersigned hereby appoints James J. Duderstadt, Edwin A. Huston and Lawrence A. Weinbach, and each of them, proxies, with power of substitution, to vote all shares of common stock which the undersigned is entitled to vote at the 2005 Annual Meeting of Stockholders of Unisys Corporation, and at any adjournments thereof, as directed on the reverse side hereof with respect to the items set forth in the accompanying proxy statement and in their discretion upon such other matters as may properly come before the meeting. This card also provides voting instructions (for shares credited to the account of the undersigned, if any) to the trustee for the Unisys Savings Plan (the “Savings Plan”) as more fully described on page 2 of the proxy statement.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

Please note any change of address or comments below and mark box on the reverse side of this card.

Unisys Corporation
c/o Wachovia Bank, N.A.
Shareholder Services Group
1525 West W.T. Harris Blvd., 3C3
Charlotte, NC 28262-8522

Unisys Corporation encourages you to take advantage of the convenient ways to vote your shares on proposals covered in this year’s proxy statement. You may vote through the Internet, by telephone or by mail.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, dated, signed and returned the proxy card.

VOTE THROUGH THE INTERNET OR BY TELEPHONE OR BY MAIL

1.	VOTE THROUGH THE INTERNET
Access the Internet at https://www.proxyvotenow.com/uis, 24 hours a day, 7 days a week. Have your proxy card in hand when you access the web site and follow the instructions provided.

2.	VOTE BY TELEPHONE
Using a touch-tone telephone, call toll-free 1-866-289-1737, 24 hours a day, 7 days a week from the U.S. and Canada. Have your proxy card in hand when you call and follow the instructions provided.

3.	VOTE BY MAIL Mark, date, sign and return this proxy/voting instruction card in the enclosed envelope.

If you vote through the Internet or by telephone, do not return the proxy card.

THANK YOU FOR VOTING!

FOLD AND DETACH HERE ONLY IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	PLEASE MARK YOUR VOTE AS IN THIS EXAMPLE.	[ BAR CODE ]

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is given, this proxy will be voted FOR the election of directors and FOR the ratification of selection of independent registered public accounting firm and the trustee for the Savings Plan will vote as described on page 2 of the proxy statement.

The Board of Directors recommends a vote FOR Items 1 and 2.

1. Election of Directors		WITHHELD
Nominees:	FOR ALL	FROM ALL
01. J. P. Bolduc 02. James J. Duderstadt 03. Matthew J. Espe 04. Denise K. Fletcher	☐ ☐	☐
For all, except nominee(s) written above

2.	Ratification of Selection	FOR	AGAINST	ABSTAIN
	of Independent Registered Public Accounting Firm	☐	☐	☐

		MARK HERE IF AN ADDRESS CHANGE OR COMMENT HAS BEEN NOTED ON THE REVERSE SIDE OF THIS CARD		☐
		MARK HERE TO HAVE YOUR VOTE REMAIN CONFIDENTIAL		☐

Please sign exactly as name appears hereon. If held in joint tenancy, all persons must sign. When signing as executor, administrator, trustee, guardian, corporate officer, etc., please give your full title.

Signature:

Date:

Signature:

Date: